Exhibit 10.19

EXECUTION VERSION

FOURTH AMENDMENT TO LOAN AND SERVICING AGREEMENT (this“Amendment”), dated as of February 28, 2023 (the “Amendment Date”), among TCPC Funding II, LLC, as borrower (the “Borrower”), Special Value Continuation Partners LLC, as servicer (the “Servicer”), Morgan Stanley Asset Funding Inc., as administrative agent (the “Administrative Agent”), and Morgan Stanley Bank, N.A., City National Bank and Fifth Third Bank, National Association, as lenders (each, a “Lender” and collectively, the “Lenders”).

WHEREAS, the Borrower, the Servicer, the Administrative Agent and the Lenders are party to that certain Loan and Servicing Agreement, dated as of August 4, 2020 (as the same may be amended, modified or supplemented prior to the Amendment Date in accordance with the terms thereof, the “Loan and Servicing Agreement”), by and among the Borrower, Special Value Continuation Partners LLC, as the transferor, the Servicer, each of the lenders from time to time party thereto, the Administrative Agent and Wells Fargo Bank, National Association, as the collateral agent, the account bank and the collateral custodian, providing, among other things, for the making and the administration of the Advances by the Lenders to the Borrower; and

WHEREAS, the Borrower, the Servicer, the Administrative Agent and the Lenders desire to amend certain provisions of the Loan and Servicing Agreement, in accordance with Section 12.01 thereof and subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.1. Defined Terms. Terms used but not defined herein have the respective meanings given to such terms in the Loan and Servicing Agreement.

ARTICLE II

Amendments to Loan and Servicing Agreement

SECTION 2.1. As of the Amendment Date, the Loan and Servicing Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the Loan and Servicing Agreement attached as Appendix A hereto.

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ARTICLE III

Representations and Warranties

SECTION 3.1. The Borrower and the Servicer hereby represent and warrant to the Administrative Agent and the Lenders that, as of the Amendment Date, (i) no Unmatured Event of Default, Event of Default or Servicer Default has occurred and is continuing and (ii) the representations and warranties of the Borrower and the Servicer contained in the Loan and Servicing Agreement are true and correct in all material respects on and as of such day.

ARTICLE IV

Conditions Precedent

SECTION 4.1. The effectiveness of this Amendment is subject to receipt by the Administrative Agent of executed counterparts (or other evidence of execution, including facsimile or other electronic signatures, satisfactory to the Administrative Agent) of this Amendment.

ARTICLE V

Miscellaneous

SECTION 5.1. Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

SECTION 5.2. Severability Clause. In case any provision in this Amendment shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 5.3. Ratification. Except as expressly amended hereby, the Loan and Servicing Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Amendment shall form a part of the Loan and Servicing Agreement for all purposes.

SECTION 5.4. Counterparts. The parties hereto may sign one or more copies of this Amendment in counterparts, all of which together shall constitute one and the same agreement. Delivery of an executed signature page of this Amendment by facsimile or email transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 5.5. Headings. The headings of the Articles and Sections in this Amendment are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

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[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the Amendment Date.

BORROWER:

TCPC FUNDING II, LLC

By: Special Value Continuation Partners LLC, its sole member

By: BlackRock TCP Capital Corp., its sole member

By:	/s/ Rajneesh Vig
Name: Rajneesh Vig
Title: Managing Director

SERVICER:

SPECIAL VALUE CONTINUATION PARTNERS LLC

By: BlackRock TCP Capital Corp., its sole member

By:	/s/ Rajneesh Vig
Name: Rajneesh Vig
Title: Managing Director

[Signature Page to Fourth Amendment to Loan and Servicing Agreement]

ADMINISTRATIVE AGENT:

MORGAN STANLEY ASSET FUNDING INC,

By:	/s/ David Wasserman
Name: David Wasserman
Title: Authorized Signatory

[Signature Page to Fourth Amendment to Loan and Servicing Agreement]

LENDER:

MORGAN STANLEY BANK, N.A.

By:	/s/ Nii Dodoo
Name: Nii Dodoo
Title: Authorized Signatory

[Signature Page to Fourth Amendment to Loan and Servicing Agreement]

LENDER:

CITY NATIONAL BANK,
a national banking association

By:	/s/ Anubha Arora
Name:	Anubha Arora
Title:	Senior Vice President

[Signature Page to Fourth Amendment to Loan and Servicing Agreement]

LENDER:

FIFTH THIRD BANK, NATIONAL ASSOCIATION

By:	/s/ PAWAN CHURIWAL
Name:	PAWAN CHURIWAL
Title:	DIRECTOR

[Signature Page to Fourth Amendment to Loan and Servicing Agreement]

Appendix A

Loan and Servicing Agreement Amendments

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EXECUTION VERSION

Conformed through ~~Third~~Fourth Amendment dated ~~August 10~~Feburary 28, ~~2021~~2023

Up to U.S. $200,000,000

LOAN AND SERVICING AGREEMENT

Dated as of August 4, 2020 among

TCPC FUNDING II, LLC,

as the Borrower

SPECIAL VALUE CONTINUATION PARTNERS LLC,

as the Transferor and the Servicer

MORGAN STANLEY ASSET FUNDING INC.,

as the Administrative Agent

EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO,

as the Lenders and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as the Collateral Agent, the Account Bank and the Collateral Custodian

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ARTICLE I DEFINITIONS
Section 1.01	Certain Defined Terms	2
Section 1.02	Other Terms	~~58~~21
Section 1.03	Computation of Time Periods	21
Section 1.04	Interpretation	21
Section 1.05	Rates.	22

ARTICLE II THE FACILITY

Section 2.01	Advances	~~60~~22
Section 2.02	Procedure for Advances	~~61~~62
Section 2.03	Determination of Yield	~~62~~63
Section 2.04	Remittance Procedures
Section 2.05	Instructions to the Collateral Agent and the Account Bank	~~67~~68
Section 2.06	Borrowing Base Deficiency Payments
Section 2.07	Sale of Loan Assets; Affiliate Transactions	~~69~~70
Section 2.08	Payments and Computations, Etc.	~~73~~74
Section 2.09	Unused Fee	~~74~~75
Section 2.10	Increased Costs; Capital Adequacy.	~~74~~22
Section 2.11	Taxes	~~76~~24
Section 2.12	Grant of a Security Interest; Collateral Assignment of Agreements	~~80~~81
Section 2.13	Evidence of Debt	~~81~~82
Section 2.14	Release of Loan Assets	~~81~~82
Section 2.15	Treatment of Amounts Received by the Borrower	~~81~~82
Section 2.16	Prepayment; Termination; Reduction; Increase of the Facility Amount	~~81~~82
Section 2.17	Collections and Allocations	~~83~~84
Section 2.18	Reinvestment of Principal Collections	~~84~~85
Section 2.19	Incremental Facilities	~~85~~86
Section 2.20	Defaulting Lenders	~~86~~87
Section 2.21	Capital Contributions	~~89~~90

ARTICLE III CONDITIONS PRECEDENT

Section 3.01	Conditions Precedent to Effectiveness	~~89~~90
Section 3.02	Conditions Precedent to All Advances	~~90~~91
Section 3.03	Advances Do Not Constitute a Waiver	~~93~~94
Section 3.04	Conditions to Acquisition of Loan Assets	~~94~~95

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TABLE OF CONTENTS (continued)
Page

ARTICLE IV GENERAL COVENANTS

Section 4.01	Representations and Warranties of the Borrower	~~96~~97
Section 4.02	Representations and Warranties of the Borrower Relating to this Agreement and the Collateral	~~105~~106
Section 4.03	Representations and Warranties of the Servicer	~~106~~107
Section 4.04	Representations and Warranties of the Collateral Agent	~~110~~111
Section 4.05	Representations and Warranties of the Collateral Custodian	~~111~~112

ARTICLE V GENERAL COVENANTS

Section 5.01	Affirmative Covenants of the Borrower	~~112~~113
Section 5.02	Negative Covenants of the Borrower	~~122~~123
Section 5.03	Affirmative Covenants of the Servicer	~~126~~127
Section 5.04	Negative Covenants of the Servicer	~~130~~131
Section 5.05	Affirmative Covenants of the Collateral Agent	~~132~~133
Section 5.06	Negative Covenants of the Collateral Agent	~~132~~133
Section 5.07	Affirmative Covenants of the Collateral Custodian	~~132~~133
Section 5.08	Negative Covenants of the Collateral Custodian	~~132~~133

ARTICLE VI ADMINISTRATION AND SERVICING OF CONTRACTS

Section 6.01	Appointment and Designation of the Servicer	~~133~~134
Section 6.02	Duties of the Servicer	~~133~~134
Section 6.03	Authorization of the Servicer	~~137~~138
Section 6.04	Collection of Payments; Accounts	~~137~~138
Section 6.05	Realization Upon Loan Assets	~~140~~141
Section 6.06	Servicer Compensation	~~140~~141
Section 6.07	Payment of Certain Expenses by Servicer	~~140~~141
Section 6.08	Reports to the Administrative Agent; Account Statements; Servicer Information	~~140~~141
Section 6.09	Annual Statement as to Compliance	~~143~~144
Section 6.10	Annual Independent Public Accountant's Servicing Reports	~~143~~144
Section 6.11	Procedural Review of Loan Assets; Access to Servicer and Servicer's Records	~~144~~145
Section 6.12	The Servicer Not to Resign	~~145~~146
Section 6.13	Required Sale Assets	~~145~~146

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TABLE OF CONTENTS (continued)
Page

ARTICLE VII EVENTS OF DEFAULT

Section 7.01	Events of Default	~~145~~146
Section 7.02	Additional Remedies of the Administrative Agent	~~150~~151

ARTICLE VIII INDEMNIFICATION

Section 8.01	Indemnities by the Borrower	~~154~~155
Section 8.02	Indemnities by Servicer	~~155~~156
Section 8.03	Waiver of Certain Claims	~~156~~157
Section 8.04	Legal Proceedings	~~156~~157

ARTICLE IX THE ADMINISTRATIVE AGENT

Section 9.01	The Administrative Agent	~~157~~158

ARTICLE X COLLATERAL AGENT

Section 10.01	Designation of Collateral Agent	~~163~~164
Section 10.02	Duties of Collateral Agent	~~163~~164
Section 10.03	Merger or Consolidation	~~167~~168
Section 10.04	Collateral Agent Compensation	~~167~~168
Section 10.05	Collateral Agent Removal	~~167~~168
Section 10.06	Limitation on Liability	~~168~~169
Section 10.07	Collateral Agent Resignation	~~170~~171

ARTICLE XI COLLATERAL CUSTODIAN

Section 11.01	Designation of Collateral Custodian	~~170~~171
Section 11.02	Duties of Collateral Custodian	~~171~~172
Section 11.03	Merger or Consolidation	~~174~~175
Section 11.04	Collateral Custodian Compensation	~~174~~175
Section 11.05	Collateral Custodian Removal	~~174~~175
Section 11.06	Limitation on Liability	~~174~~175
Section 11.07	Collateral Custodian Resignation	~~176~~177
Section 11.08	Release of Documents	~~177~~178

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TABLE OF CONTENTS (continued)
Page

Section 11.09	Return of Required Loan Documents	~~177~~178
Section 11.10	Access to Certain Documentation and Information Regarding the Collateral	~~178~~179
Section 11.11	Bailment	~~178~~179
Section 11.12	Reallocation of Advances	~~178~~179
Section 11.13	Required Loan Documents	~~178~~179

ARTICLE XII MISCELLANEOUS

Section 12.01	Amendments and Waivers	~~179~~180
Section 12.02	Notices, Etc.	~~181~~26
Section 12.03	No Waiver; Remedies	~~183~~184
Section 12.04	Binding Effect; Assignability; Multiple Lenders	~~183~~184
Section 12.05	Term of This Agreement	~~185~~186
Section 12.06	GOVERNING LAW; JURY WAIVER	~~185~~186
Section 12.07	Costs and Expenses	~~186~~188
Section 12.08	Further Assurances	~~187~~188
Section 12.09	Recourse Against Certain Parties	~~188~~189
Section 12.10	Execution in Counterparts; Severability; Integration	~~188~~189
Section 12.11	Characterization of Conveyances Pursuant to the Purchase and Sale Agreement	~~189~~190
Section 12.12	Confidentiality	~~190~~191
Section 12.13	Waiver of Set Off	~~192~~193
Section 12.14	Headings and Exhibits	~~192~~193
Section 12.15	Ratable Payments	~~192~~193
Section 12.16	Failure of Borrower or Servicer to Perform Certain Obligations	~~192~~193
Section 12.17	Power of Attorney	~~192~~194
Section 12.18	Delivery of Termination Statements, Releases, etc.	~~193~~194
Section 12.19	Non-Petition	~~193~~195
Section 12.20	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	~~194~~195
Section 12.21	SPV Transferor Dissolution	~~195~~196

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ARTICLE I

DEFINITIONS

Section 1.01 Certain Defined Terms

(a)
Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.01.

(b)
As used in this Agreement and the exhibits and schedules hereto (each of which is hereby incorporated herein and made a part hereof), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"1940 Act" means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

"2022 Convertible Notes" means the convertible senior unsecured notes due March 1, 2022 issued by BlackRock TCP Capital Corp., a Delaware corporation, in an aggregate principal amount not to exceed $140,000,000.

"Account Agreement" means that certain Securities Account Control Agreement, dated as of the Closing Date, among the Borrower, the Account Bank and the Collateral Agent, which agreement relates to the Controlled Accounts, as such agreement may from time to time be amended, supplemented or otherwise modified in accordance with the terms thereof.

"Account Bank" means Wells Fargo, in its capacity as the "Account Bank" pursuant to the Account Agreement.

"Action" has the meaning assigned to that term in Section 8.04.

"Additional Amount" has the meaning assigned to that term in Section 2.11(a). "Adjusted Borrowing Value" means, on any date of determination, for any Eligible Loan. Asset, an amount equal to the lower of (a) the Outstanding Balance of such Eligible Loan Asset at such time and (b) the Assigned Value of such Eligible Loan Asset at such time, multiplied by the Outstanding Balance of such Eligible Loan Asset at such time. Notwithstanding the foregoing, (i) the Adjusted Borrowing Value of any Loan Asset that is no longer an Eligible Loan Asset at such time shall be zero and (ii) the Adjusted Borrowing Value of any portion of any Eligible Loan Asset that constitutes Excess Concentration Amount shall be zero.

"Adjusted Term SOFR" means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor for purposes of this Agreement.

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"Applicable Margin" means (x) during the Revolving Period, 2.00% per annum, (y) during the first year of the Amortization Period, 2.50% per annum and (z) thereafter, 3.00% per annum; provided that, at any time during the existence of an Event of Default or after the automatic occurrence or declaration of the Facility Maturity Date, the Applicable Margin shall be increased by an additional 2.00% per annum.

"Approval Notice" means, with respect to any Eligible Loan Asset, the written notice, which may be distributed via email, in substantially the form attached hereto as Exhibit A, evidencing, among other things the approval by the Administrative Agent, in its sole and absolute discretion, of the acquisition or origination, as applicable, of such Eligible Loan Asset by the Borrower, the Industry Classification and the Advance Rate in respect of such Eligible Loan Asset.

"Approved Broker/Dealer" means any of Bank of America/Merrill Lynch; Barclays Bank plc; BNP Paribas; Citibank, N.A.; Citizens Bank, N.A.; Credit Suisse; Deutsche Bank AG; Goldman Sachs & Co.; Jefferies; JPMorgan Chase Bank, N.A.; Morgan Stanley & Co. LLC; Raymond James Financial; Royal Bank of Canada; PNC Bank; Sun Trust Bank; UBS AG; and Wells Fargo Bank, National Association.

"Approved Valuation Firm" means each of (a) Lincoln Partners Advisors LLC, (b) Valuation Research Corporation, (c) Duff & Phelps Corp., (d) Houlihan Lokey Financial Advisors, Inc., (e) Murray Devine Valuation Advisors and (f) any other nationally recognized accounting firm or valuation firm, in each case, approved by the Borrower and the Administrative Agent; provided that, prior to the Closing Date, the Borrower and the Administrative Agent shall designate Lincoln Partners Advisors LLC and Houlihan Lokey Financial Advisors, Inc. as initial Approved Valuation Firms.

~~"Asset Replacement Percentage" means, on any date of calculation, a fraction (expressed as a percentage) where the numerator is the outstanding principal balance of the assets that were indexed to the Replacement Index for the Corresponding Tenor as of such calculation date and the denominator is the outstanding principal balance of the assets as of such calculation date.~~

"Asset Based Loan" means any Loan Asset where (i) the underwriting of such Loan Asset was based primarily on the appraised value of the assets securing such Loan Asset and (ii) advances in respect of such Loan Asset are governed by a borrowing base relating to the assets securing such Loan Asset.

"Assigned Documents" has the meaning assigned to that term in Section 2.12(b).

"Assigned Value" means, as of any date of determination and expressed as a percentage of the Outstanding Balance of such Eligible Loan Asset, (a) with respect to each Eligible Loan Asset funded and/or originated by the Borrower, or funded and/or originated by the Transferor or its Affiliates (other than the Borrower), within six (6) months of its sale or contribution to the Borrower, (i) if the funding or origination price was greater than or equal to 97% of par, the par amount thereof and (ii) otherwise, the funding or origination price, as applicable, (b) for any other Eligible Loan Asset, the Assigned Value shall be the lowest of (i) the Purchase Price of such Eligible Loan Asset, (ii) the Assigned Value assigned as of the applicable Cut-Off Date by

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The Administrative Agent shall promptly notify the Servicer of any change effected by the Administrative Agent of the Assigned Value of any Loan Asset.

If the Borrower disagrees with the Assigned Value assigned pursuant to clause (i) above, the Borrower may submit a new Approval Notice for such Loan Asset in accordance with Section 3.04 and, if the Administrative Agent approves such Approval Notice for such Loan Asset, in its sole and absolute discretion, then the Assigned Value shall be the Assigned Value set forth in such Approval Notice; provided that if the Administrative Agent does not approve such Approval Notice for such Loan Asset (a “Zero Value Asset”), such Zero Value Asset may, at the Borrower’s option, be distributed to the Transferor, without any cash payment therefor by the Transferor, so long as, prior to and after giving effect to such distribution, no Event of Default has occurred and is continuing, and no Unmatured Event of Default or Borrowing Base Deficiency exists or would result therefrom.

"Assignment and Acceptance" has the meaning assigned to that term in Section 12.04(a).

"Availability" means, as of any date of determination, an amount equal to the excess, if any, of (a) the Borrowing Base over (b) the Advances Outstanding on such day; provided that at all times on and after the earlier to occur of the Commitment Termination Date or the Facility Maturity Date, the Availability shall be zero.

"Available Collections" means the sum of all Interest Collections and all Principal Collections received with respect to the Collateral; provided that, for the avoidance of doubt, "Available Collections" shall not include amounts on deposit in the Unfunded Exposure Account that do not represent proceeds of Permitted Investments.

"Available Tenor" means, as of any date of determination and with respect to the then-current ~~Index~~Benchmark, any tenor for such ~~Index~~Benchmark or payment period for interest calculated with reference to such ~~Index~~Benchmark, as applicable, that is or may be used for determining the length of ~~an~~a Remittance Period pursuant to this Agreement as of such date.

"Bail-In Action" means the exercise of any Write -Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

"Bail-In Legislation" means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail -In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

"Bankruptcy Code" means Title 11, United States Code, 11 U.S.C. §§ 101 et seq., as amended from time to time.

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"BDC Asset Coverage" means the “asset coverage” ratio for the Parent, as determined in accordance with Section 18 of the 1940 Act.

"Benchmark" means, initially, Adjusted Term SOFR; provided that, if a Benchmark Transition Event and the Benchmark Replacement Date have occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 12.01(c); provided, further, that in the event that the rate resulting from the sum of any Benchmark plus, if applicable, the Benchmark Replacement Adjustment shall be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.

"Benchmark Replacement" means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent on the applicable Benchmark Replacement Date:

(1)
the sum of: (a) Daily Simple SOFR and (b) the applicable Benchmark Replacement Adjustment; or

(2)
the sum of: (a) the alternate rate of interest that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated secured financings or securitizations relating to the relevant asset class, as applicable, at such time and (b) the Benchmark Replacement Adjustment.

If at any time the Benchmark Replacement as determined pursuant to clause (1) or (2) of this definition would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.

"Benchmark Replacement Adjustment" means with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated secured financing or securitization transactions relating to the relevant asset class, as applicable, at such time.

"Benchmark Replacement Conforming Changes" means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including but not

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limited to changes to the definition of "Business Day," the definition of "Remittance Period," the definition of "U.S. Government Securities Business Day, " timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

"Benchmark Replacement Date" means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)
in the case of clause (1) or (2) of the definition of "Benchmark Transition Event," the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)
in the case of clause (3) of the definition of "Benchmark Transition Event," the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, the "Benchmark Replacement Date" will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

"Benchmark Transition Event" means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)
a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)
a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over

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(3)
the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(4)
a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a "Benchmark Transition Event" will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

"Beneficial Ownership Certification" means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

"Beneficial Ownership Regulation" means 31 C.F.R. §1010.230.

"Benefit Plan Investor" means a "benefit plan investor" as defined in Department of Labor regulation 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, and includes an employee benefit plan that is subject to the fiduciary responsibility provisions of Title I of ERISA, a plan that is subject to Section 4975 of the Code, and an entity the underlying assets of which are deemed to include plan assets.

"Borrower" means TCPC Funding II, LLC, a Delaware limited liability company, together with its permitted successors and assigns in such capacity.

"Borrower Certificate of Formation" means the Certificate of Formation of the Borrower, dated July 8, 2020, as amended, modified, supplemented, restated or replaced from time to time.

"Borrower Consent" means the written consent of the sole member of the Borrower, dated August 4, 2020, in each case, as amended, modified, supplemented, restated or replaced from time to time in accordance with the terms thereof.

"Borrower LLC Agreement" means the amended and restated limited liability company agreement of the Borrower, dated August 4, 2020, as amended, modified, supplemented, restated or replaced from time to time in accordance with the terms thereof.

"Borrowing Base" means, as of any date of determination, an amount equal to the lowest of:

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(i)
the sum of (a) the product of (x) the lower of (1) the Weighted Average Advance Rate for all Eligible Loan Assets as of such date and (2) the Maximum Portfolio Advance Rate as of such date, multiplied by (y) the Aggregate Adjusted Borrowing Value as of such date, plus (b) the amount on deposit in the Principal Collection Subaccount as of such date, plus (c) the amount on deposit in the Unfunded Exposure Account as of such date minus (d) the Unfunded Exposure Equity Amount as of such date;
(ii)
(a) the Aggregate Adjusted Borrowing Value as of such date, minus (b) the Minimum Equity Amount, plus (c) the amount on deposit in the Principal Collection Subaccount as of such date, plus (d) the amount on deposit in the Unfunded Exposure Account as of such date minus (e) the Unfunded Exposure Equity Amount as of such date; or

(iii)
(a) the Facility Amount, plus (b) the amount on deposit in the Unfunded Exposure Account as of such date minus (c) the aggregate Unfunded Exposure Amount as of such date.

"Borrowing Base Certificate" means a certificate prepared by the Servicer setting forth the calculation of the Borrowing Base as of the applicable date of determination, substantially in the form of Exhibit B hereto.

"Borrowing Base Deficiency" means, as of any date of determination, an amount equal to the positive difference, if any, of (a) the Advances Outstanding on such date over (b) the lesser of (i) the Facility Amount and (ii) the Borrowing Base.

"Breakage Fee" means, for Advances Outstanding which are repaid (in whole or in part) on any date other than a Payment Date, the breakage costs (other than lost profits), if any, related to such repayment, based upon the assumption that the applicable Lender funded its loan commitment in the ~~applicable London interbank offered rate or the euro interbank offered rate market (or, to the extent a different Index applies, such Index)~~then-current Benchmark and using any reasonable attribution or averaging methods which the Lender deems appropriate and practical, it hereby being understood that the amount of any loss, costs or expense payable by the Borrower to any Lender as Breakage Fee shall be determined in the respective Lender's reasonable discretion and shall be conclusive absent manifest error.

"Bridge Loan" means any loan that (a) is unsecured and incurred in connection with a merger, acquisition, consolidation or sale of all or substantially all of the assets of a Person or similar transaction and (b) by its terms, is required to be repaid within one year of the incurrence thereof with proceeds from additional borrowings or other refinancings.

"Business Day" means a day of the year other than (a) Saturday or a Sunday or (b) any other day on which commercial banks in New York, New York are authorized or required by applicable law, regulation or executive order to close ~~or on which banks are not open for dealings in deposits in the relevant currency in the London interbank market~~.

"Capital Lease Obligations" means, with respect to any entity, the obligations of such entity to pay rent or other amounts under any lease of (or other arrangement conveying the right

USActive ~~55323723.4~~58318056.5	8

"Daily Simple SOFR" means, for any day, SOFR, with the conventions for this rate (which may include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining ~~“~~"Daily Simple SOFR~~”~~" for business loans at such times; provided that, if the Administrative Agent decides that any such convention is not administratively feasible, then the Administrative Agent may establish another convention in its reasonable discretion.

"Debt-to-Recurring-Revenue Ratio" means, with respect to any Loan Asset for any period, the meaning of "Debt-to-Recurring Revenue Ratio" or any comparable definition in the Underlying Instruments for each Loan Asset, and in any case that "Debt-to-Recurring Revenue Ratio" or such comparable definition is not defined in such Underlying Instruments, the ratio of

(a)
Indebtedness of the related Obligor, to (b) Recurring Revenue, as calculated by the Servicer in accordance with the Servicing Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Underlying Instruments; provided that, in the event of a lack of any such information necessary to calculate the Debt-to-Recurring Revenue Ratio, the Debt-to-Recurring Revenue Ratio shall be a ratio calculated by the Administrative Agent in its sole discretion after consultation with the Servicer.

"Defaulted Loan" means any Loan Asset as to which any one of the following events has occurred:

(a)
(i) an Obligor payment default occurs under such Loan Asset that continues and has not been cured after giving effect to any grace period applicable thereto or (ii) a default has occurred under the Underlying Instruments and any applicable grace period has expired and the holders of such Loan Asset have accelerated the repayment of the Loan Asset (but only until such acceleration has been rescinded) in the manner provided in the Underlying Instruments, after the applicable due date under the related Underlying Instruments;

(b)
a Bankruptcy Event with respect to the related Obligor;

(c)
any payment default occurs under any other senior or pari passu obligation for borrowed money of the related Obligor that continues and has not been cured after giving effect to any grace period applicable thereto after the applicable due date under the related agreement (including in respect of the acceleration of the debt under the applicable agreement);

(d)
such Loan Asset has (x) a rating by S&P of "CC" or below or "SD" or (y) a Moody's probability of default rating (as published by Moody's) of "D" or "LD" or, in each case, had such ratings before they were withdrawn by S&P or Moody's, as applicable;

(e)
a Responsible Officer of the Servicer or the Borrower has actual knowledge that such Loan Asset is pari passu or junior in right of payment as to the payment of principal and/or interest to another debt obligation of the same Obligor which has (i) a rating by S&P of "CC" or below or "SD" or (ii) a Moody's probability of default rating (as published by Moody's) of "D" or "LD," and in each case such other debt obligation remains outstanding (provided that both the Loan Asset and such other debt obligation are full recourse obligations of the applicable Obligor);

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"Diversity Score" means, as of any day, a single number that indicates collateral concentration in terms of both issuer and industry concentration, calculated as set forth in Schedule VI hereto, as such Schedule VI may be updated at the option of the Administrative Agent, with the consent of the Borrower, to reflect any revisions to criteria published by the Global Industry Classification Standard.

"Diversity Test" means a test that will be satisfied on any date of determination following the Ramp-Up Period if the Diversity Score is greater than or equal to 15.

"Dollars" means, and the conventional "$" signifies, the lawful currency of the United States of America.

"Drawn Fee Rate" means a rate equal to 0.35% per annum.

~~"Early Opt-in Election" means, if the then-current Index is LIBOR, the occurrence of the joint election by the Administrative Agent and the Borrower to trigger a fallback from LIBOR and the provision by the Administrative Agent of written notice of such election to other parties hereto.~~

"EBITDA" means, with respect to any period and any Loan Asset, the meaning of "EBITDA," "Adjusted EBITDA" or any comparable definition in the Underlying Instruments for such Loan Asset (together will all add-backs and exclusions as designated in such Underlying Instruments), and in any case that "EBITDA," "Adjusted EBITDA" or such comparable definition is not defined in such Underlying Instruments, an amount, for the principal Obligor on such Loan Asset and any of its parents or Subsidiaries that are obligated pursuant to the Underlying Instruments for such Loan Asset (determined on a consolidated basis without duplication in accordance with GAAP) equal to net income from continuing operations for such period plus (a) cash interest expense, (b) income taxes, (c) depreciation and amortization for such period (to the extent deducted in determining earnings from continuing operations for such period), (d) amortization of intangibles (including, but not limited to, goodwill, financing fees and other capitalized costs), to the extent not otherwise included in clause (c) above, other non-cash charges and organization costs, (e) extraordinary losses in accordance with GAAP, and

(f)
any other item the Borrower and the Administrative Agent mutually deem to be appropriate.

"EEA Financial Institution" means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

"EEA Member Country" means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

"EEA Resolution Authority" means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

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"Effective Spread" means, with respect to any floating rate Eligible Loan Asset as of any date of determination, the current per annum rate at which it pays interest (which for the avoidance of doubt shall include only the current cash payment of such interest) minus ~~the Index~~(x) for such floating rate Eligible Loan Asset which as of the Fourth Amendment Date refer to LIBOR for determining such current per annum rate, LIBOR and (y) in all other cases, the Benchmark applicable during the Remittance Period in which such date of determination occurs; provided, that (a) with respect to any unfunded commitment of any Delayed Draw Loan Asset or Revolving Loan, as applicable, the Effective Spread means the commitment fee payable with respect to such unfunded commitment and (b) with respect to the funded portion of any commitment under any Delayed Draw Loan Asset or Revolving Loan, as applicable, the Effective Spread means the current per annum rate at which it pays interest (which for the avoidance of doubt shall include only the current cash payment of such interest) minus ~~the Index~~(x) for such Delayed Draw Loan Asset or Revolving Loan, as applicable, which as of the Fourth Amendment Date refer to LIBOR for determining such current per annum rate, LIBOR and (y) in all other cases, the Benchmark applicable during the Remittance Period in which such date of determination occurs.

"Elevation" has the meaning specified in the applicable Purchase and Sale Agreement.

"Elevation Date" means the date on which an Elevation occurs with respect to a Transferor Participation Interest pursuant to the applicable Purchase and Sale Agreement. "Eligibility Criteria" means the criteria set forth in Schedule II hereto.

“Eligible Country” means any of the United States, Netherlands Antilles, Bermuda, Canada, the Cayman Islands, the Grand Duchy of Luxembourg, Sweden, the Bahamas, Guernsey, Great Britain, Jersey, Ireland, the Isle of Man, Israel or the British Virgin Islands or any other country that has at least one of a Moody’s foreign currency rating of at least “Aa3” and/or an S&P foreign issuer credit rating of at least “AA-” (or both such ratings if rated by both of Moody’s and S&P).

"Eligible Loan Asset" means, as of any date of determination, a Loan Asset in respect of which each of the representations and warranties contained in Section 4.02 and Schedule II hereto (after giving effect to the first proviso set forth in the lead in paragraph to Schedule II) is true and correct as of such date.

"Environmental Laws" means any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally binding requirements (including, without limitation, principles of common law) of any Governmental Authority, regulating, relating to or imposing liability or standards of conduct concerning pollution, the preservation or protection of the environment, natural resources or human health (including employee health and safety), or the generation, manufacture, use, labeling, treatment, storage, handling, transportation or release of, or exposure to, Materials of Environmental Concern, as has been, is now, or may at any time hereafter be, in effect.

"Equity Cure Notice" has the meaning assigned to such term in Section 2.06(c).

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securing Second Lien Loans) is expressly subject to and contractually or structurally subordinate to the priority Liens securing such First Lien Loan, (d) that the Servicer determines in accordance with the Servicing Standard that the value (or the enterprise value) of the Related Collateral securing the Loan Asset on or about the time of origination equals or exceeds the Outstanding Balance of the Loan Asset plus the aggregate outstanding balances of all other Indebtedness of equal seniority secured by the same Related Collateral, (e) for which the Senior Leverage Ratio as of the Cut-Off Date is less than 4.50:1.00 and (f) that is not a Second Lien Loan, Unitranche Loan or FLLO Loan.

"FLLO Loan" means any Loan Asset that satisfies all of the requirements set forth in the definition of "First Lien Loan" except that, at any time prior to and/or after an event of default under the Underlying Instrument, such Loan Asset will be paid after one or more tranches of First Lien Loans issued by the Obligor have been paid in full in accordance with a specified waterfall or other priority of payments as specified in the Underlying Instrument, an agreement among lenders or other applicable agreement.

"Floor" means, for any transaction under this Agreement, the benchmark rate floor (which shall not be less than zero), if any, provided for in this Agreement with respect to ~~LIBOR~~any Benchmark as determined for such transaction.

"Foreign Plan" means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to or by, or entered into with, the Borrower with respect to employees outside the United States.

"GAAP" means generally accepted accounting principles as in effect from time to time in the United States.

"Governmental Authority" means, with respect to any Person, any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.

"Governmental Plan" has the meaning assigned to that term in Section 4.01(x).

"Grant" or "Granted" means to grant, bargain, sell, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of setoff against, deposit, set over and confirm. A Grant of the Collateral, or of any other instrument, shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including, the immediate continuing right to claim for, collect, receive and receipt for principal and interest payments in respect of the Collateral, and all other monies payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring proceedings in the name of the granting party or otherwise, and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.

"Hague Convention" has the meaning assigned to that term in Section 6.04(e).

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"Indemnifying Party" has the meaning assigned to that term in Section 8.04.

"Independent Manager" means a natural person who, (a) for the five (5)-year period prior to his or her appointment as Independent Manager, has not been, and during the continuation of his or her service as Independent Manager is not: (i) an employee, director, stockholder, member, manager, partner or officer of the Borrower or any of its respective Affiliates (other than his or her service as an Independent Manager of the Borrower or other Affiliates of the Borrower that are structured to be "bankruptcy remote"); (ii) a customer or supplier of the Borrower or any of its Affiliates (other than his or her service as an Independent Manager of the Borrower or other Affiliates of the Borrower that are structured to be "bankruptcy remote"); or

(iii)
any member of the immediate family of a person described in (i) or (ii), and (b) has (i) prior experience as an Independent Manager for a corporation or limited liability company whose charter documents required the unanimous consent of all Independent Managers thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least five (5) years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of secured or securitized structured finance instruments, agreements or securities.

~~"Index" means, initially, LIBOR; provided that, if an Index Transition Event or, as the~~ case may be, an Early Opt-in Election and the Replacement Index Date with respect thereto have occurred with respect to LIBOR or the then-current Index, then “Index” means the applicable ~~Replacement Index.~~

~~"Index Transition Event" means the occurrence of one or more of the following events with respect to the then-current Index:~~

~~(1)~~
~~a public statement or publication of information by or on behalf of the~~ administrator of such Index (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Index (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide ~~any Available Tenor of such Index (or such component thereof);~~

~~(2)~~
~~a public statement or publication of information by the regulatory supervisor for~~ the administrator of such Index (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Index (or such component), a resolution authority with jurisdiction over the administrator for such Index (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Index (or such component), which states that the administrator of such Index (or such component) has ceased or will cease to provide all Available Tenors of such Index (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor ~~of such Index (or such component thereof);~~

USActive ~~55323723.4~~58318056.5	13

~~(3)~~
~~a public statement or publication of information by the regulatory supervisor for~~ the administrator of such Index (or the published component used in the calculation thereof) announcing that all Available Tenors of such Index (or such component thereof) are no longer ~~representative; or~~

~~(4)~~
~~the Asset Replacement Percentage is greater than 50%, as reported in the most recent Servicing Report.~~

~~For the avoidance of doubt, an “Index Transition Event” will be deemed to have occurred~~ with respect to any Index if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Index (or the published ~~component used in the calculation thereof).~~

"Indorsement" has the meaning specified in Section 8-102(a)(11) of the UCC, and "Indorsed" has a corresponding meaning.

"Industry Classification" means any of the industry categories set forth in Schedule V hereto, including any modifications that may be made thereto or additional categories that may be subsequently established by reference to the Global Industry Classification Standard codes; provided that the Administrative Agent and the Borrower has provided its prior written consent (which consent of the Borrower shall not be unreasonably withheld, delayed or conditioned) to any such modification or additional category.

"Instrument" has the meaning specified in Section 9-102(a)(47) of the UCC.

"Insurance Policy" means, with respect to any Loan Asset, an insurance policy covering liability and physical damage to, or loss of, the Related Collateral.

"Interest Collection Subaccount" means a sub-account (account number 92074002 at the Account Bank) of the Collection Account entitled "Interest Collection Subaccount," into which Interest Collections shall be segregated.

"Interest Collections" means, with respect to any date of determination, without duplication, the sum of:

(a)
all payments of interest and delayed compensation (representing compensation for delayed settlement) received in cash by the Borrower during the related Remittance Period on the Loan Assets, including the accrued interest received in connection with a sale thereof during the related Remittance Period;

(b)
all principal and interest payments received by the Borrower during the related Remittance Period on Permitted Investments purchased with Interest Collections;

(c)
all upfront fees, anniversary fees, redemption fees, collateral monitoring fees, success fees, termination fees, amendment and waiver fees, late payment fees, ticking fees and all other fees received by the Borrower during the related Remittance Period, except for those fees in connection with the reduction of the Outstanding Balance of the related Loan Asset,

USActive ~~55323723.4~~58318056.5	14

"PIK Loan Asset" means a Loan Asset which provides for a portion of the interest that accrues thereon to be added to the principal amount of such Loan Asset for some period of time prior to such Loan Asset requiring the current cash payment of such previously capitalized interest, which cash payment shall be treated as an Interest Collection at the time it is received.

"Pre-Approved Replacement Servicer" means (i) an established bank or insurance company with a capital amount of at least U.S. $50,000,000 or (ii) a Person listed on Schedule VII, as such schedule may be updated from time to time by the Borrower with the prior consent of the ~~Facility~~Administrative Agent.

"Prepayment Premium" has the meaning assigned to that term in the Lender Fee Letter.

"Principal Collection Subaccount" means a sub-account (account number 92074001 at the Account Bank) of the Collection Account entitled "Principal Collection Subaccount," into which Principal Collections shall be segregated.

"Principal Collections" means with respect to any date of determination, all amounts received by the Borrower during the related Remittance Period that do not constitute Interest Collections and any other amounts that have been designated as Principal Collections pursuant to the terms of this Agreement; provided that Excluded Amounts shall not constitute Principal Collections.

"Pro Rata Share" means, with respect to each Lender, the percentage obtained by dividing the Commitment of such Lender (or, following the termination thereof, the outstanding principal amount of all Advances of such Lender), by the aggregate Commitments of all the Lenders (or, following the termination thereof, the aggregate Advances Outstanding).

"Proceeds" means, with respect to any property included in the Collateral, all property that is receivable or received when such property is collected, sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to such Collateral including any insurance relating thereto.

"Purchase and Sale Agreements" means, together, the SVCP Purchase and Sale Agreement and the TCPC Funding I Purchase and Sale Agreement.

"Purchase Date" means, with respect to each Loan Asset (or any portion thereof), the settlement date of the acquisition of such Loan Asset (or such portion) by the Borrower.

"Purchase Price" means, with respect to any Loan Asset, an amount (expressed as a percentage of par) equal to the greater of (a) zero and (b) the actual price paid by the Borrower for such Loan Asset; provided that (1) if the actual price paid by the Borrower for such Loan Asset exceeds 100% of par, the Purchase Price shall be deemed to be 100% and (2) any Loan Asset acquired with an original issue discount of 3% of par or less shall be deemed to have been acquired at par.

"Qualified Blackrock Affiliate" means any Affiliate (which shall include without limitation the investment manager of the Servicer, any affiliate of such investment manager and

USActive ~~55323723.4~~58318056.5	15

discretion after consultation with the Servicer and designated as such in the related Approval Notice.

"Redemption Purchaser" has the meaning assigned to that term in Section 7.02(j). "Register" has the meaning assigned to that term in Section 2.13.

"Reference Time" with respect to any setting of the then-current ~~Index~~Benchmark means

(1)
if such ~~Index~~Benchmark is ~~LIBOR, 11:00 a.m. (London~~Adjusted Term SOFR, the time~~) on~~ set forth in the ~~day that is two London banking days preceding the date of such setting,~~definition of Term SOFR and (2) if such ~~Index~~Benchmark is not ~~LIBOR~~Adjusted Term SOFR, the time determined by the Administrative Agent in accordance with the Benchmark Replacement ~~Index~~ Conforming Changes.

"Registered" means a debt obligation that is in registered form for U.S. federal income tax purposes within the meaning of Section 881(c)(2)(B)(i) of the Code and the Treasury regulations promulgated thereunder.

"Related Asset" means, with respect to each Loan Asset, all right, title and interest of the Borrower in and to:

(a)
any amounts on deposit in any deposit accounts, cash reserve, collection, custody or lockbox accounts securing the Loan Assets;

(b)
all rights with respect to the Loan Assets to which the Borrower is entitled as lender under the applicable Underlying Instruments;

(c)
the controlled accounts with respect to such Related Collateral, together with all cash and investments in each of the foregoing other than amounts earned on investments therein;

(d)
any Related Collateral securing a Loan Asset and all Recoveries related thereto, all payments paid in respect thereof and all monies due or to become due and paid in respect thereof after the applicable Cut-Off Date (or, in the case of a Loan Asset acquired from the SPV Transferor, the Transferor or an Affiliate thereof, the Purchase Date) and all liquidation proceeds;

(e)
all Required Loan Documents, the Loan Files related to any Loan Asset, any Records, and the documents, agreements, and instruments included in the Loan Files or Records;
(f)
all Insurance Policies with respect to any Loan Asset;

(g)
all Liens, guaranties, indemnities, warranties, letters of credit, accounts, bank accounts and property subject thereto from time to time purporting to secure or support payment of any Loan Asset, together with all UCC financing statements, mortgages or similar filings signed or authorized by an Obligor relating thereto;

USActive ~~55323723.4~~58318056.5	16

(h)
all records (including computer records) with respect to the foregoing; and

(i)
all collections, income, payments, proceeds and other benefits of each of the foregoing.

"Related Collateral" means, with respect to a Loan Asset, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Loan Asset, as applicable, including, mortgaged property and/or a pledge of the stock, membership or other ownership interests in the related Obligor and all Proceeds from any sale or other disposition of such property or other assets.

"Release Date" has the meaning set forth in Section 2.07(b).

"Relevant Governmental Body" means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

"Remittance Period" means, (a) as to the initial Payment Date, the period beginning on, and including, the Closing Date and ending on, and including, the Determination Date immediately preceding such Payment Date and (b) as to any subsequent Payment Date, the period beginning on, and including, the first day after the most recently ended Remittance Period and ending on, and including, the Determination Date immediately preceding such Payment Date, or, with respect to the final Remittance Period, the Collection Date.

"Removed Loan Asset" means any Loan Asset that is no longer an Eligible Loan Asset or that has an Assigned Value of zero, if such Loan Asset is removed and replaced with an Eligible Loan Asset Granted by the Borrower to the Collateral Agent, on behalf of the Secured Parties, that has a par value equal to at least 50% of the par value of such Loan Asset being replaced, and the Administrative Agent in its sole and absolute discretion approves the related Approval Notice for the Eligible Loan Asset delivered in accordance with Section 3.04.

"Replacement Index" means, for any Available Tenor, the first alternative set forth in the ~~order below that can be determined by the Administrative Agent on the applicable Replacement Index Date:~~

(1)
the sum of: (a) Term SOFR and (b) the Replacement Index Adjustment with ~~respect thereto;~~

(2)
the sum of: (a) Daily Simple SOFR and (b) the applicable Replacement Index ~~Adjustment:~~

(3)
the sum of: (a) the alternate rate of interest that has been selected or ~~recommended by the Relevant Governmental Body as the replacement for the then-current Index for the applicable Corresponding Tenor and (b) the Replacement Index Adjustment;~~

USActive ~~55323723.4~~58318056.5	17

(4)
~~the sum of: (a) the alternate rate of interest that has been selected by the~~ Administrative Agent and the Borrower as the replacement for the then-current Index for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Index for U.S. dollar denominated secured financings or securitizations relating to the relevant asset class, as applicable at such time and (b) ~~the Replacement Index Adjustment;~~

provided that, in the case of clause (1) of this definition, such Unadjusted Replacement Index is displayed on a screen or other information service that publishes such rate from time to time as ~~selected by the Administrative Agent in its reasonable discretion.~~

~~If at any time the Replacement Index as determined pursuant to clause (1), (2), (3) or (4)~~ of this definition would be less than the Floor, the Replacement Index will be deemed to be the ~~Floor for the purposes of this Agreement.~~

~~"Replacement Index Adjustment" means the first alternative set forth in the order below that can be determined by the Administrative Agent as of the Replacement Index Date:~~

~~(1)~~
~~the spread adjustment (which may be a positive or negative value or zero), or method for calculating or determining such spread adjustment, that has been selected, endorsed or recommended by the Relevant Governmental Body for the applicable Unadjusted Replacement Index;~~

~~(2)~~
~~the spread adjustment (which may be a positive or negative value or zero) that has~~ been selected by the Administrative Agent and the Borrower giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Index with the applicable Unadjusted Replacement Index for U.S. dollar denominated secured financing or securitization transactions ~~relating to the relevant asset class, as applicable at such time.~~

~~"Replacement Index Conforming Changes" means, with respect to any Replacement~~ Index, any technical, administrative or operational changes (including but not limited to changes to the definition of “Business Day,” the definition of “Remittance Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Replacement Index and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Replacement Index exists, in such other manner of administration as the Administrative Agent ~~determines is reasonably necessary in connection with the administration of this Agreement).~~

~~"Replacement Index Date" means the earliest to occur of the following events with respect to the then-current Index:~~

USActive ~~55323723.4~~58318056.5	18

(1)
in the case of clause (1) or (2) of the definition of “Index Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and

(b) the date on which the administrator of such Index (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such ~~Index (or such component thereof);~~

(2)
in the case of clause (3) of the definition of “Index Transition Event,” the date of ~~the public statement or publication of information referenced therein:~~

(3)
in the case of clause (4) of the definition of “Index Transition Event,” the fifth ~~(5th) Business Day following the date of such Servicing Report; or~~

(4)
in the case of an Early Opt-in Election, the fifth (5th) Business Day after the date ~~notice of such Early Opt-in Election is provided to the other parties hereto.~~

For the avoidance of doubt, (i) if the event giving rise to the Replacement Index Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Replacement Index Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Replacement Index Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Index upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Index ~~(or the published component used in the calculation thereof).~~

"Replacement Servicer" has the meaning assigned to that term in Section 6.01(c). "Reporting Date" means the date that is three (3) Business Days prior to the Payment

Date, commencing in September, 2020.

"Required Lenders" means (a) Morgan Stanley (as a Lender hereunder) and its successors and assigns and (b) the other Lenders, if any, representing, together with Morgan Stanley, an aggregate of at least 51% of the aggregate Commitments of the Lenders then in effect; provided that if at any time there is more than one Lender (counting affiliated Lenders as a single Lender), at least two unaffiliated Lenders shall be required to constitute "Required Lenders".

"Required Loan Documents" means, for each Loan Asset, the following documents or instruments, all as specified on the related Loan Asset Checklist:

(a) (i) the original executed promissory note or, in the case of a lost note, a copy of the executed underlying promissory note accompanied by an original executed affidavit and indemnity endorsed by the Borrower in blank (and an unbroken chain of endorsements from each prior holder of such promissory note to the Borrower), or (ii) if such promissory note is not issued in the name of the Borrower or is a Noteless Loan, an executed copy of each assignment and assumption agreement, transfer document, credit agreement or such other instrument (if and as applicable) relating to such Loan Asset evidencing the (x) assignment of such Loan Asset from any prior third party owner thereof to the Borrower and from the Borrower in blank or (y) the ownership of the Loan Asset by the Borrower;

USActive ~~55323723.4~~58318056.5	19

payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire membership interests of the Borrower now or hereafter outstanding. For the avoidance of doubt, (x) payments and reimbursements due to the Servicer in accordance with this Agreement or any other Transaction Document do not constitute Restricted Junior Payments, (y) distributions by the Borrower to holders of its membership interests of Loan Assets or of cash or other proceeds relating thereto which have been substituted by the Borrower in accordance with this Agreement shall not constitute Restricted Junior Payments, and (z) payment of the purchase price for any Loan Asset transferred by the Transferor or the SPV Transferor, as applicable, to the Borrower shall not constitute Restricted Junior Payments.

"Retained Interest" means, with respect to any Loan Asset that is transferred to the Borrower, (a) all of the obligations, if any, of the agent(s) under the documentation evidencing such Loan Asset and (b) the applicable portion of the interests, rights and obligations under the documentation evidencing such Loan Asset that relate to such portion(s) of the indebtedness and interest in other obligations that are owned by another lender.

"Revenue" means, with respect to any Eligible Loan Assets that are Recurring Revenue Loans, the definition of annualized recurring revenue used in the Underlying Instruments for each such Eligible Loan Asset, or any comparable term for "Revenue" or "Adjusted Revenue" in the Underlying Instruments for each such Eligible Loan Asset; provided that if there is no such term in the Underlying Instruments, revenue for the related Obligor and any of its parents or Subsidiaries that are obligated with respect to such Eligible Loan Asset pursuant to its Underlying Instruments (determined on a consolidated basis without duplication in accordance with GAAP) for the most recent four fiscal quarter period for which financial statements have been delivered.

"Review Criteria" has the meaning assigned to that term in Section 11.02(b)(i). "Revolving Loan" means a loan that is a line of credit or contains an unfunded commitment arising from an extension of credit to an Obligor, pursuant to the terms of which amounts borrowed may be repaid and subsequently reborrowed; provided that any such Loan Asset will no longer be a Revolving Loan once all commitments by the Borrower to make advances to the related Obligor expire or are terminated or reduced to zero.

"Revolving Period" means the period commencing on the Closing Date and ending on the day preceding the earlier to occur of (a) the Commitment Termination Date and (b) the Facility Maturity Date.

"RIC" means any Person qualifying for treatment as a “regulated investment company” under Subchapter M of the Code.

"S&P" means S&P Global Ratings, an S&P global business (and any successor or successors thereto).

"Sanctions" means economic and trade sanctions administered or enforced by any of the following authorities: OFAC, the U.S. Department of State, the European Union, ~~Her~~His Majesty's Treasury (United Kingdom) or the United Nations Security Council.

USActive ~~55323723.4~~58318056.5	20

the Servicer is the originator or an Affiliate thereof, the same care, skill, prudence and diligence with which the Servicer exercises with respect to comparable assets that it manages for itself and its Affiliates having similar investment objectives and restrictions, and (ii) if the Servicer is not the originator or an Affiliate thereof, the same care, skill, prudence and diligence with which the Servicer services and administers loans for its own account or for the account of others.

"Similar Law" has the meaning assigned to that term in Section 4.01(x).

"SOFR" with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York~~’~~'s Website.

"SOFR Advance" means an Advance that bears interest at a rate based on Term SOFR.

"Solvent" means, as to any Person as of any date of determination, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person's liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and does not propose to engage in a business or a transaction, for which such Person's property assets would constitute unreasonably small capital.

"Specified Industries" means (i) the “Oil, Gas & Consumable Fuels” Industry Classification and (ii) the “Publishing” sub-industry of the “Media” Industry Classification.

"SPV Transferor" means TCPC Funding I, LLC, a Delaware limited liability company, in its capacity as the seller under the TCPC Funding I Purchase and Sale Agreement and as the transferor under the TCPC Funding I Master Participation Agreement, together with its successors and assigns in such capacity.

"SPV Transferor Debt Facility" means that certain Loan Financing and Servicing Agreement, dated as of May 15, 2013, among the SPV Transferor, as borrower, the lenders from time to time parties thereto, Deutsche Bank AG, New York Branch, as facility agent, the other agents parties thereto and Wells Fargo Bank, National Association, as collateral agent and collateral custodian (as amended from time to time).

"Standby Investment" means WF Plus Money Market Account.

"State" means one of the fifty states of the United States or the District of Columbia.

"~~Stated Maturity~~" means August 4, 2025.

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and the Borrower, as the purchaser, as amended, modified, supplemented, restated or replaced from time to time in accordance with the terms thereof.

"TCPC Funding I Purchase and Sale Agreement" means that certain Purchase and Sale Agreement, dated as of the Closing Date, between the SPV Transferor, as the seller, and the Borrower, as the purchaser, as amended, modified, supplemented, restated or replaced from time to time in accordance with the terms thereof.

"Term SOFR" means, ~~for the applicable Corresponding Tenor as of the applicable Reference Time,~~with respect to any SOFR Advance for any day during a Remittance Period, the Term SOFR Reference Rate for a tenor of one (1) month on such day, as such rate is published by the Term SOFR Administrator at 6:00 a.m. (New York City time) on the Term SOFR Determination Date for such Remittance Period; provided, however, that if as of 5:00 p.m. (New York City time) on the Term SOFR Determination Date the Term SOFR Reference Rate for the foregoing tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Date; provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

"Term SOFR Adjustment" means a percentage equal to 0.15% per annum.

"Term SOFR Administrator" means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

"Term SOFR Determination Date" means, with respect to each Remittance Period, the day that is two (2) U.S. Government Securities Business Days prior to the first day of such Remittance Period.

"Term SOFR Reference Rate" means the forward-looking term rate based on SOFR ~~that has been selected or recommended by the Relevant Governmental Body~~.

"Termination/Reduction Notice" means each notice required to be delivered by the Borrower in respect of any termination of this Agreement or any permanent reduction of the Facility Amount, in the form of Exhibit F.

"Third Party Bid" has the meaning set forth in the definition of “Assigned Value.”

"Total Borrower Capitalization" means, on any date of determination, the sum of (a) the Outstanding Balances of all Loan Assets plus (b) the aggregate amount on deposit in the

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(j)
such participation interest shall require Elevation (i) with respect to 50% of such Transferor Participation Interests, within 60 calendar days of the Closing Date and (ii) with respect to the remaining 50% of the Transferor Participation Interests, within 90 calendar days of the Closing Date.

"U.S. Government Securities Business Day" means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

"U.S. Tax Compliance Certificate" has the meaning assigned to that term in Section 2.11(g)(i)(c).

"UCC" means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

"UK Financial Institution" means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

"UK Resolution Authority" means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

"Unadjusted Benchmark Replacement ~~Index~~" means the applicable Benchmark Replacement ~~Index~~ excluding the related Benchmark Replacement ~~Index~~ Adjustment ~~with respect thereto~~.

"Underlying Instruments" means the loan agreement, credit agreement or other agreement pursuant to which a Loan Asset has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Loan Asset or of which the holders of such Loan Asset are the beneficiaries.

"Unfunded Exposure Account" means a trust account (account number 92074003 at the Account Bank) entitled "Unfunded Exposure Account", in the name of the Borrower subject to the lien and control of the Collateral Agent for the benefit of the Secured Parties; provided that the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower and the Borrower shall be solely liable for any Taxes payable with respect to the Unfunded Exposure Account.

"Unfunded Exposure Amount" means, as of any date of determination, with respect to a Delayed Draw Loan Asset or a Revolving Loan, as applicable, an amount equal to the aggregate amount of all unfunded commitments associated with such Loan Asset as of such date.

“Unfunded Exposure Amount Shortfall” has the meaning assigned to that term in Section 2.02(f).

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reason including, such distribution becoming void or otherwise avoidable under any statutory provision or common law or equitable action, including, any provision of the Bankruptcy Code.

"Yield Rate" means, for any Advance, as of any date of determination during any Remittance Period applicable to such Advance, an interest rate per annum equal to the ~~Index~~Benchmark for such date plus the Applicable Margin plus the Drawn Fee Rate.

"Zero-Coupon Obligation" means any loan that, at the time of purchase, does not by its terms provide for the payment of cash interest.

Section 1.02 Other Terms

.

(a)
All capitalized terms used which are not specifically defined shall have the meanings provided in Article 9 of the UCC in effect on the date hereof to the extent the same are used or defined therein.

(b)
Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision and the Administrative Agent consents thereto (such consent not to be unreasonably withheld, delayed or conditioned) (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose and the Borrower consents thereto (such consent not to be unreasonably withheld, delayed or conditioned)), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.03 Computation of Time Periods

. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

Section 1.04 Interpretation

.

In each Transaction Document, unless a contrary intention appears:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.

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(l)
Any use of "material" or "materially" or words of similar meaning in this Agreement shall mean material, as determined by the Administrative Agent in its reasonable discretion; provided that, when making any representations or warranties herein or in any other Transaction Document, or in any document delivered in connection herewith or therewith by the Borrower or the Servicer, the Borrower or the Servicer, as applicable, shall determine materiality in its reasonable discretion with respect to its use of "material" or "materially" or words of similar meaning.

(m)
For purposes of this Agreement, an Event of Default or Servicer Default shall be deemed to be continuing until it is waived in accordance with Section 12.01(a).

Section 1.05 Rates.

The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service. For the avoidance of doubt, nothing in the preceding sentences of this Section 1.05 shall be deemed to modify or otherwise effect the liability of the Administrative Agent provided for in Section 9.01(c) and the other provisions of Article IX relating thereto.

ARTICLE II

THE FACILITY

Section 2.01 Advances

.

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. The Borrower shall pay, during the Revolving Period in accordance with Section 2.04, pro rata to each Lender, an unused fee calculated by the Administrative Agent (the "Unused Fee") payable in arrears for each Remittance Period, equal to the sum of the products for each day during such Remittance Period of (a) one divided by three hundred and sixty (360), (b) the applicable Unused Fee Rate and (c) the positive difference, if any, of the Facility Amount less the greater of (i) the Advances Outstanding on such date and (ii) the Minimum Utilization.

Section 2.10 Increased Costs; Capital Adequacy.

(a)
If any Change in Law shall:

(i)
impose, modify or deem applicable any reserve, special deposit, assessment, fee, Tax (other than Indemnified Taxes and Excluded Taxes), insurance charge, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or any Affiliate, participant, successor or assign thereof (each of which shall be an "Affected Party");

(ii)
impose on any Affected Party ~~or the London interbank market~~ any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances or participation therein or the obligation or right of any Lender to make Advances hereunder; or

(iii)
change the amount of capital maintained or required or requested or directed to be maintained by any Affected Party;

and the result of any of the foregoing shall be to increase the cost to or impose a cost upon such Affected Party of funding or making or maintaining any Advance or of maintaining its obligation to make any such Advance or to increase the cost to such Affected Party or to reduce the amount of any sum received or receivable by such Affected Party, whether of principal, interest or otherwise or to require any payment calculated by reference to the amount of interest or loans received or held by such Affected Party, then the Borrower will pay to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional costs incurred or reduction suffered.

(b)
If any Affected Party determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Affected Party's capital or on the capital of Affected Party's holding company, if any, as a consequence of this Agreement or the Advances made by such Affected Party to a level below that which such Affected Party or Affected Party's holding company could have achieved but for such Change in Law (taking into consideration such Affected Party's policies and the policies of such Affected Party's holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Affected Party such additional amount or amounts as will compensate such Affected Party or Affected Party's holding company for any such reduction suffered.

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(c)
A certificate of an Affected Party providing an explanation of the applicable Change in Law and setting forth the amount or amounts necessary to compensate such Affected Party or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 2.10 shall be delivered to the Borrower and shall be conclusive absent manifest error. In determining any amount provided for in this Section 2.10, the Affected Party will act reasonably and in good faith and will use any reasonable averaging and attribution methods. The Borrower shall pay such Affected Party the amount shown as due on any such certificate on the Payment Date following receipt thereof.

(d)
Failure or delay on the part of any Affected Party to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of any Affected Party's right to demand such compensation; provided that the Borrower shall not be required to compensate any Affected Party pursuant to this Section 2.10 for any increased costs or reductions incurred more than one hundred and eighty (180) days prior to the date that such Affected Party notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Affected Party's intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred and eighty (180)-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)
Any participant with respect to a participation interest in an Advance shall be entitled to the benefit of this Section 2.10 (subject to the requirements and limitations herein) to the same extent as if it was a Lender and had acquired its interest in the Advance by assignment; provided that such participant shall not be entitled to receive any greater payment under Section 2.10, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation.

(f)
Compensation for Losses. In the event of (i) the payment of any principal of any SOFR Advance other than on the last day of the Remittance Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Advance other than on the last day of the Remittance Period applicable thereto (including as a result of an Event of Default), or (c) the failure to borrow, convert, continue or prepay any SOFR Advance on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.10(f) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 2.11 Taxes

.

(a) Any and all payments made by the Borrower or made by the Servicer on behalf of the Borrower under this Agreement will be made free and clear of and without

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(iii)
solely with the consent of each Lender affected thereby, waiving or postponing any date for any payment of any Advance, all or any portion of the Yield thereon or any fees or other amounts due to the Lenders (or any of them);

(iv)
modifying the provisions of this Section 12.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder;

(v)
modifying the provisions of Section 2.04(a), (b) or (c) or any related definitions or provisions that would alter the order of application of proceeds or would alter the pro rata sharing of payments required thereby;

(vi)
extending the Stated Maturity or clause (a) of the definition of "Commitment Termination Date";

(vii)
except as permitted by the Transaction Documents, releasing all or substantially all of the Collateral;

(viii)
modifying the definition of the terms "Adjusted Borrowing Value,” "Advance Rate," "Assigned Value," "Borrowing Base," "Concentration Limitations," "Maximum Portfolio Advance Rate," or “Minimum Equity Amount," or any defined term used therein, in each case in a manner which would have the effect of making more credit available to the Borrower, or make such provision less restrictive on the Borrower in any other material fashion;

(ix)
modifying clauses (d), (e) or (h) of the definition of the term "Servicer Default” (but not any defined term used therein); or

(x)
modifying any provision of any Transaction Document that would alter the reporting requirements in Section 6.08, Section 6.09, Section 6.10 and Section 6.11.

(c)
Benchmark Replacement Setting.

(i)
~~(c)~~ Benchmark Replacement ~~Index~~. Notwithstanding anything to the contrary herein or in any other Transaction Document, if~~:(i)~~ (A) ~~an Index~~a Benchmark Transition Event ~~or, as the case may be, an Early Opt-in Election~~ and (B) a Benchmark Replacement ~~Index~~ Date with respect thereto have occurred prior to the Reference Time in connection with any setting of the then-current ~~Index~~Benchmark, then such Benchmark Replacement ~~Index~~ will replace the then-current ~~Index~~Benchmark for all purposes under this Agreement and under any other Transaction Document in respect of such ~~Index~~Benchmark setting and subsequent ~~Index~~Benchmark settings without requiring any amendment to, or requiring any further action by or consent of any other party to, this Agreement or any other Transaction Document ~~(except as expressly set forth herein), or~~.

USActive ~~55323723.4~~58318056.5	28

(ii)
~~(A) an Index Transition Event or, as the case may be, an Early~~ Opt-in Election and the Replacement Index Date with respect thereto has already occurred prior to the Reference Time for any setting of the then-current Index and as a result the then-current Index is being determined in accordance with clauses (2), (3) or (4) of the definition of “Replacement Index”; and (B) the Administrative Agent subsequently determines, that (w) Term SOFR and a Replacement Index Adjustment with respect thereto are or have become available and the Replacement Index Date with respect thereto has occurred, (x) there is currently a market for U.S. dollar-denominated transactions utilizing Term SOFR as an Index and for determining the Replacement Index Adjustment with respect thereto, (y) Term SOFR is being recommended as the Index for U.S. dollar-denominated syndicated credit facilities by the Relevant Governmental Body and (z) in any event, Term SOFR, the Replacement Index Adjustment with respect thereto and the application thereof is administratively feasible for the Administrative Agent (as determined by the Administrative Agent), then clause (1) of the definition of “Replacement Index” will, without requiring any amendment to, or requiring any further action by or consent of any other party to, this Agreement or any other Transaction Document, replace such then-current Index for all purposes hereunder and under any other Transaction Document in respect of such Index setting and subsequent Index settings on and from the beginning of the next Remittance Period or, as the case may be, Available Tenor so long as the Administrative Agent notifies all the parties hereto prior to the commencement of such next Remittance Period or, as the case may be, Available ~~Tenor.~~

(ii)
~~(d)~~ Benchmark Replacement ~~Index~~ Conforming Changes. In connection with the implementation ~~of~~or administration of Term SOFR or a Benchmark Replacement ~~Index~~, the Administrative Agent will have the right to make Benchmark Replacement ~~Index~~ Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement ~~Index~~ Conforming Changes will become effective without requiring any further action by or consent of any other party to this Agreement or any other Transaction Document.

(iii)
~~(e)~~ Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify all the parties hereto in writing in advance (if feasible) of (i) any occurrence of (A) ~~an Index~~a Benchmark Transition Event ~~or, as the case may be, an Early Opt-in Election~~ and (B) the Benchmark Replacement ~~Index~~ Date with respect thereto, (ii) the implementation of any Benchmark Replacement ~~Index~~, and (iii) the effectiveness of any Benchmark Replacement ~~Index~~ Conforming Changes.

Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 12.01(c)~~-(e)~~, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and~~, except as expressly provided herein,~~ may be made in the

USActive ~~55323723.4~~58318056.5	29

Administrative Agent’s sole discretion and without consent from any other party to this Agreement or any other Transaction Document.

(d)
Inability to Determine Rates. Subject to clause (c), if, on or prior to the first day of any Remittance Period for any SOFR Advance:

(i)
the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that "Term SOFR" cannot be determined pursuant to the definition thereof, or

(ii)
the Required Lenders determine that for any reason in connection with any request for a SOFR Advance or a continuation thereof that Term SOFR for any requested Remittance Period with respect to a proposed SOFR Advance does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Advance, and the Required Lenders have provided notice of such determination to the Administrative Agent the Administrative Agent will promptly so notify the Borrower and each Lender.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Advances, and any right of the Borrower to continue SOFR Advances, shall be suspended (to the extent of the affected SOFR Advances or affected Remittance Periods) until the Administrative Agent (with respect to clause (ii), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of, or continuation of SOFR Advances (to the extent of the affected SOFR Advances or affected Remittance Periods). Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.10(f).

Section 12.02 Notices, Etc.

Except as otherwise provided herein, all notices and other communications hereunder to any party shall be in writing and sent by certified or registered mail, return receipt requested, by overnight delivery service, with all charges paid, by electronic mail ("email") or by hand delivery, to such party's address set forth below:

BORROWER:	TCPC Funding II, LLC 2951 28th Street, Suite 1000 Santa Monica, CA 90405 Attn: Patrick Wolfe Email: Patrick.Wolfe@blackrock.com; tcpfundoperations@blackrock.com

SERVICER AND TRANSFEROR:	Special Value Continuation Partners LLC 2951 28th Street, Suite 1000 Santa Monica, CA 90405 Attn: Patrick Wolfe

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SCHEDULE IV

LOAN ASSET SCHEDULE

For each Loan Asset, the Borrower shall provide, as applicable, the following information:

(a)
Obligor Information and Domicile

(b)
The currency denomination of such Loan Asset

(c)
Loan Asset Type (First Lien Loan, Recurring Revenue Loan, Second Lien Loan, FLLO Loan, Unitranche Loan, Asset Based Loan)

(d)
Whether such Loan Asset is a term loan, a Revolving Loan, or a Delayed Draw Loan Asset

(e)
Whether such Loan Asset is a Transferor Participation Interest

(f)
Whether such Loan Asset is a Cov-Lite Loan Asset

(g)
Whether the rate of interest is floating or fixed

(h)
Rate of interest (and reference rate)

(i)
~~LIBOR~~Libor (London Inter-Bank Offered Rate) floor or Adjusted Term SOFR floor (if applicable)

(j)
PIK Percentage

(k)
Industry Classification

(l)
The Moody's and/or S&P's Facility Rating and Corporate Rating of such Loan Asset, if applicable

(m)
The name of the sponsor of such Loan Asset, if applicable

(n)
Outstanding Balance

(o)
Any Unfunded Exposure Amount (if applicable)

(p)
Par Amount

(q)
Tranche size

(r)
Scheduled maturity date

(s)
The Cut-Off Date for such Loan Asset

(t)
Date of the last delivered Obligor financials

Sch. IV-1

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